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EXHIBIT 10.18

INFOCUS CORPORATION
2002 EXECUTIVE BONUS PLAN
CEO & CHAIRMAN OF THE BOARD

POLICY:	It is InFocus Corporation's policy to provide the Corporate CEO and Chairman of the Board the opportunity for increased compensation based upon InFocus Corporation's overall achievement of Corporate profit goals.
GUIDELINES:	1.	Adoption of Plan
This Executive Bonus Plan (the "Plan") was adopted by the Board of Directors of InFocus Corporation (the "Company") effective January 24, 2002.
	2.	Purpose of Plan and Effective Date
The purpose of the Plan is to establish the terms and conditions under which the Company will pay Executive bonuses for the calendar year beginning January 1, 2002, and ending December 31, 2002.
Unless the Board of Directors specifically provides otherwise, all Executive bonuses will be awarded solely in accordance with this Plan.
	3.	Eligibility
Eligibility is limited to the CEO and Chairman of the Board of the Company.
Eligible Executives must be in active pay status for an entire quarter to be paid profit sharing for that quarter.

In the event that an Executive is in the position for less than one year, a pro-rated bonus will be calculated based on number of months employed. No annual bonus will be paid if an Executive enters the position after October 1, 2002. Executives must be actively employed on the last day of the year to be eligible for any annual bonus amount.
	4.	Plan Components
(a) Profit Sharing

The first component of the bonus plan shall be the payment of profit sharing, paid quarterly. The percentage to be paid (multiplied by the Executive's quarterly salary) shall be at the same rate as calculated for other employees in accordance with the currently approved InFocus Corporation Profit Sharing Program. The payment to be made to the Executives shall not reduce the amount to be paid to other employees, i.e., shall not come from the profit-sharing pool calculated for other employees.

(b) Annual Bonus
The second component of the bonus plan shall be an annual bonus paid at year-end based on the Company's 2002 financial performance (Profit Before Tax). This payout shall be calculated as follows:
• The targeted bonus shall be 75 percent of base salary and shall be calculated using the following formula:
Bonus = (C) * (75%)
where:
>
C = Corporate Profit Before Tax (PBT) performance (versus approved fiscal plan) calculated by dividing actual 2002 Profit Before Tax (PBT) including income/loss from non operating and joint venture activities by fiscal plan PBT including planned income/loss from non operating and joint venture activities. Excludes merger/ restructuring costs.
• Other limitations/constraints regarding calculation of the bonus are as follows:
> Bonus = 0 if C is less than 75%
> An accelerator shall apply to above plan performance starting at 100% of plan. For every percent above 100%, 2.5% shall be multiplied by the Target Bonus Percentage.
5.	Payment of Executive Bonus
Payment of the Executive Bonus Plan will be based on audited year-end results, and will be distributed within 30 days after the audit has been completed.
6.	Discretion of the Board of Directors
Nothing in this Plan shall prohibit the Board of Directors from awarding a bonus to one or more Executives in addition to the Executive Bonus awarded pursuant to this Plan.
The Board of Directors reserves the right to modify, change or rescind this policy at any time at its sole discretion as is required to meet the Company's objectives.

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  EXHIBIT 10.18
INFOCUS CORPORATION 2002 EXECUTIVE BONUS PLAN CEO & CHAIRMAN OF THE BOARD